ABRAMS/GENTILE ENTERTAINMENT, INC.
                              244 West 54th Street
                            New York, New York 10019


                                                        Dated September 24, 1998



MSH ENTERTAINMENT CORPORATION
330 Ocean Park Boulevard
Santa Monica, CA 90405
Attention: Robert Maerz, Chairman

Dear Mr. Maerz:

         Reference is made to that certain Stock Purchase Agreement (the "Agreement"), as amended by the letter agreement dated September 4, 1998 (the "Amendment"), between the undersigned, MSH Entertainment Corporation ("Buyer") and the undersigned, Martin Abrams ("Seller"). This agreement will modify the Agreement and the Amendment; however, except as expressly provided herein, the terms and conditions of the Agreement and the Amendment are hereby confirmed and ratified.

         I am willing to extend the date of the Closing until 3pm on September 30, 1998 on the condition that you confirm the following, by signing where indicated below:

         1.) You agree to pay me $150,000, by wire transfer received by me no later than September 25, 1998. I agree that if you provide me with written confirmation, satisfactory to me in my sole discretion, that such wire transfer has been irrevocably initiated by 3 pm on September 25, 1998, I will deem payment received, subject to my confirmation of actual receipt of such wire transfer no later than September 28, 1998. You confirm that such payment is in lieu of the payment due me pursuant to paragraph 8 of the Amendment, and that such payment shall no longer be deemed a part of the purchase price for my shares pursuant to the Agreement.

         2.) Promptly following the Closing, you agree to cause AGE to transfer and assign to Up, Up & Away, Inc. all of the rights held by AGE in the intellectual property known as "Softcity", including the copyrights, trade marks and trade dress rights in Softcity. I acknowledge that such assignment shall not include the AGE's rights to receive money pursuant to AGE's current agreement with Hasbro. I agree that, notwithstanding the transfer and assignment of Softcity to Up, Up & Away, I shall cause Up, Up & Away to pay AGE 40% of the net profits accruing to Up, Up & Away which arise from the exploitation of Softcity, the terms of calculation and payment of such net profits to be negotiated between us in good faith after the Closing.

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         3.) Promptly following the Closing, you agree to cause AGE to grant Up,
Up & Away, Inc. an exclusive 2 year option to develop the intellectual property known as "Paparazzi/Samurai". You and I agree that the terms of my right to participate in the net proceeds of Paparazzi/Samurai shall be the same as are applicable to the Micronauts property referred to in subparagraph 8.2.2 of the Agreement.

         4.) You agree to provide me with a producing credit on the AGE property "Open Call", the size and placement of such credit to be consistent with industry standards and subject to my reasonable approval.

         5.) You agree that the personal guarantee granted by me to you pursuant to Paragraph 2 of the Amendment is hereby released, and that I shall have no further liability for such obligation of Up, Up & Away.

         6.) Pursuant to our letter agreement to be executed as of the date of the Stock Purchase Agreement, I am to be issued a warrant to purchase 500,115 shares of MSH common stock. You agree that the expiration date for such warrant shall be November 30, 2000.

         7.) You agree to increase the purchase price under the Agreement to include an additional 500,000 shares of free trading common stock of MSH. These 500,000 shares will be provided to me pursuant to a private transaction(s) under Rule 144, such shares to be provided by third party stockholders selected by you at no expense to me. You agree to provide such shares to me no later than April 30, 1999.

         8.) For purposes of clarification only, you acknowledge that the total number of shares to be issued to me as part of the purchase price pursuant to the Agreement, the Amendment and this agreement is as follows:

                  1.) 300,000 newly issued shares, receipt of which is acknowledged (pursuant to the Agreement);

                  2.) 2,165,000 newly issued restricted shares, deliverable at the Closing (pursuant to the Agreement);

                  3.) 660,000 shares of free trading common stock, deliverable by no later than 10 am on October 19, 1998, and with respect to which I may elect to receive cash, in my sole discretion (pursuant to the Amendment);

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                  4.)     400,000 shares of newly issued restricted shares,
                          deliverable at the Closing (pursuant to the Amendment); and

                  5.) 500,000 shares of free trading common stock, deliverable on or after the Closing, but no later than April 30, 1998 (pursuant to this Agreement).

         Kindly indicate your confirmation below.



                                                  /s/MARTIN ABRAMS
                                             -----------------------------------
                                             Martin Abrams


Agreed and Confirmed:

MSH ENTERTAINMENT CORPORATION



By:     /s/ROBERT MAERZ
   -----------------------------------
   Robert Maerz, Chairman

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